[CAL DIVE INTERNATIONAL LOGO APPEARS HERE]


PRESS RELEASE
                                                   www.caldive

Cal Dive International, Inc.           400 N. Sam Houston Parkway E., Suite 400
Fax: 281-618-0505                      Houston, TX 77060-3500 281-618-0400

FOR IMMEDIATE RELEASE                                                    03-005

                                                     CONTACT:  JIM NELSON
DATE:  FEBRUARY 20, 2003                             TITLE:    VICE CHAIRMAN



                       CAL DIVE ADDS INDEPENDENT DIRECTORS

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) today announced that John Lovoi and Tony Tripodo have been named to its board of directors. This action increases the size of the CDI board from six to eight members, five of whom are independent. John Lovoi is a founder of JVL Partners, a private oil and gas investment company and an employee of Avalon Advisors, a Houston based money management firm. Mr. Lovoi served as head of Morgan Stanley's global oil and gas investment banking practice from 2000 to 2002, after leading its equity research for oilfield services. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi graduated from Texas A&M University with a bachelor of science degree in chemical engineering and received an MBA from the University of Texas.
Tony Tripodo is an executive vice president of Veritas DGC, Inc. (NYSE: VTS), an international oilfield service company specializing in geophysical services. He also was president of the company's North and South American Group, which consists of four operating divisions, marine acquisitions, exploration services and multi-client data library. From 1997 to 2001 he was executive vice president, chief financial officer and treasurer of Veritas. Previously, Mr. Tripodo served 18 years in executive capacities with Baker Hughes, including chief financial officer of the Baker Performance Chemicals Division and CFO of the Baker Oil Tools Division. He graduated summa cum laude with a bachelor of arts degree from St. Thomas University. Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "We are indeed fortunate to draw upon the services of two individuals having extensive experience in both aspects of Cal Dive's marine contracting and oil and gas businesses. In addition, each brings the extensive financial expertise necessary in today's environment while increasing the number of independent directors serving on our board." Cal Dive International, Inc. is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.